Exhibit 10.2

$2,500,000,000

INTER-COMPANY CREDIT AGREEMENT

BY AND BETWEEN

DOMINION RESOURCES, INC.

AND

DOMINION GAS HOLDINGS, LLC

Dated as of October 17, 2013

INTER-COMPANY CREDIT AGREEMENT

This Inter-Company Credit Agreement (this “Agreement”), dated as of October 17, 2013, is by and between DOMINION RESOURCES, INC. (“DRI”), a Virginia corporation, and DOMINION GAS HOLDINGS, LLC (“DGH”), a Virginia limited liability and wholly owned subsidiary of DRI (each of DRI and DGH referred to as a “party,” and collectively, the “parties”).

ARTICLE I

GENERAL PROVISIONS

Section 1.01 Definitions.

“Available Credit” means, as of any day, $2,500,000,000 less the aggregate amount of Loans then outstanding.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York; provided that such day is also a day on which DRI is open for business.

“Base Rate” means, as of any day, the effective dollar-weighted average rate of interest on DRI’s outstanding commercial paper and/or revolving credit borrowings. If no such DRI borrowings are outstanding on the date of any outstanding Loan, then the interest rate for such day shall be equal to One Month LIBOR as of the date of such determination, plus the basis point spread above One Month LIBOR, as it existed and was determined at the date of DRI’s most recent commercial paper borrowing, that was payable by DRI with respect to such borrowing.

“Drawdown Date” means a Business Day selected by DGH upon which all or any portion of any Loan shall be funded.

“Dollars or $” means lawful money of the United States of America.

“Effective Date” shall be such day as this Agreement becomes effective pursuant to Section 4.06 hereof.

“Final Maturity Date” means: (i) the Regular Maturity Date (as the same may be extended pursuant to Section 2.08 of this Agreement); or (ii) such earlier termination date as may occur pursuant to Section 3.01 or 3.02 hereof. If the Final Maturity Date is not a Business Day, the next succeeding Business Day shall be deemed to be the Final Maturity Date.

“Indebtedness” means (i) all indebtedness or other obligations of DGH for borrowed money, including without limitation the Note; (ii) all indebtedness or other obligations of any other Person for borrowed money in respect of which DGH is liable, contingently or otherwise, to pay or advance money or property as guarantor, endorser or otherwise (except as endorser for collection in the ordinary course of business); and (iii) all financing lease obligations of DGH.

“Interest Payment Date” means, except as may be otherwise agreed by DRI and DGH, the fifteenth (15th) day of each month and any date upon which 100% of the outstanding principal amount of the Loans is due and payable. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the immediately preceding Business Day.

“Loan” means a loan made to DGH under Section 2.01 of this Agreement.

“Note” means the promissory note of DGH, payable to the order of DRI and substantially in the form annexed hereto as Exhibit A, evidencing at any given time the Loans outstanding under this Agreement, as the same may be amended, modified, supplemented, renewed or extended from time to time and any replacement thereof or substitution therefor.

“One Month LIBOR” shall mean the rate per annum appearing on Reuters Page LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars having a one month maturity at approximately 11:00 a.m. (London time) on the date of determination.

“Person” means an individual, corporation, partnership, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Regular Maturity Date” means the date which is one (1) year from the Effective Date of this Agreement, as the same may be extended pursuant to Section 2.08 to this Agreement.

Section 1.02 Interpretation of Definitions. All definitions in the singular shall, unless the context specifies otherwise, include and mean the plural, and all references to the masculine gender shall include the feminine; and vice versa.

Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of DGH’s and/or DRI’s financial statements, and any financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

ARTICLE II

CONCERNING THE LOANS

Section 2.01 Loans. During the period from the Effective Date to and including the Final Maturity Date, DRI agrees to make Loans to DGH upon the terms and conditions set forth herein in an aggregate outstanding principal amount not to exceed $2,500,000,000; provided, however, that DRI retains sole and absolute discretion to approve or reject any request for a Loan by DGH. During the term of this Agreement, to but excluding the Final Maturity Date, DGH, at its option without penalty or premium, may from time to time repay all or any part of any Loan as provided in Section 2.06 hereof, and may re-borrow any amount of such Loan that has been repaid. The entire unpaid principal balance of the Note, together with interest accrued thereon, shall be due and payable in full on the Final Maturity Date.

Section 2.02 Requests for Loans; Accounting. DGH agrees to keep DRI and Dominion Resources Services, Inc. advised of its short-term borrowing needs, and any requests for Loans hereunder shall be for a proposed amount and Drawdown Date consistent with such short-term borrowing needs. DRI reserves the right to require DGH to deliver a prompt written confirmation of any oral request for a Loan, together with, if requested by DRI, a general statement of the contemplated disposition of the proceeds. No Loan shall be in excess of the Available Credit, and no part of any Loan may mature later than the Final Maturity Date. Increases and decreases in the amounts due and payable by DGH under this Agreement and the Note shall be evidenced by book entries, and DRI shall maintain a current daily accounting of all Loans to DGH under this Agreement. Such accounting shall be maintained in electronic format and shall indicate the Base Rate in effect from time to time. Upon request, DRI shall provide DGH copies of such current accounting.

Section 2.03 Interest on the Loan. Daily interest at the Base Rate on the outstanding principal balance of the Loans shall be determined by DRI as of the close of each Business Day. The rate to be used for any day other than a Business Day will be the Base Rate on the immediately preceding Business Day. All accrued and unpaid interest on all Loans shall be due and payable by DGH on each Interest Payment Date.

Section 2.04 The Note. DGH’s obligation to repay the outstanding balance of each Loan shall be evidenced by the Note. The Note shall be executed by a duly authorized officer of DGH and delivered to DRI on the Effective Date. The Note shall be payable to the order of DRI at its offices in the City of Richmond, Virginia, and shall mature on the Final Maturity Date (subject to the terms of Article III hereof). The Loans and the Note evidencing the Loans shall accrue interest at the Base Rate as provided in Section 2.03 hereof, which interest shall be payable at the offices of DRI in the City of Richmond, Virginia at the times specified in Section 2.03. Upon payment in full on the Final Maturity Date of the outstanding principal balance of the Note and all interest accrued thereon, DRI shall promptly return such Note marked “Cancelled” to DGH.

Section 2.05 Funding and Repayment. Each Loan shall be made in Dollars in immediately available funds on the Drawdown Date. All Loans shall be made in the form of open account advances, repayable not more than one year from the date of the first advance. All or any portion of each Loan is payable on demand of DRI. All repayments and prepayments by DGH of principal and all payments by DGH of interest shall be made without deduction, set off, abatement, suspension, deferment, defense or counterclaim, on or before the due date of repayment or payment, and shall be made in Dollars in immediately available funds. All payments received from DGH shall be applied as follows: first, to the payment of interest due on the Loans; and second, to the repayment of principal due on the Loans.

Section 2.06 Optional Prepayments. DGH may, at its option, prepay all or any part of the Loans at any time and from time to time without penalty or premium.

Section 2.07 Use of Loan Proceeds. The proceeds of the Loans may be used by DGH or its subsidiaries for any lawful purpose.

Section 2.08 Automatic Extension of Regular Maturity Date. If, on or before the day which is ninety (90) days prior to the then Regular Maturity Date of this Agreement, neither of the parties to this Agreement shall have given notice to the other party that it wishes this Agreement to expire on said Regular Maturity Date, then said Regular Maturity Date shall be deemed to have been extended automatically for an additional one (1) year period.

ARTICLE III

TERMINATION

Section 3.01 Termination of Agreement. Anything in this Agreement or the Note to the contrary notwithstanding, if any of the following events shall occur and be continuing, DRI, at its option, shall have the right to terminate this Agreement and/or to make the outstanding principal amount of the Loans and interest thereon immediately due and payable upon written or oral notice to DGH, without the requirement of any further notice, demand or presentment of the Note for payment, all of which are expressly waived by DGH:

(a) DGH shall fail to pay any Indebtedness or any interest or premium thereon owing by DGH to any Person when due or within any grace period applicable thereto, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise; or DGH shall fail to perform any term, covenant or agreement on its part to be performed under this Agreement, the Note or any other agreement or instrument evidencing or securing or relating to any Indebtedness owing by DGH when required to be performed, if such failure permits the acceleration of the maturity of such Indebtedness, unless such failure to perform shall have been waived by the holder or holders of such Indebtedness prior to any acceleration hereunder;

(b) This Agreement or the Note shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability of this Agreement or the Note shall be contested by any Person, or DGH shall deny that it has any or further liability or obligation hereunder and thereunder; or

(c) DGH shall have entered against it an order for relief as a bankrupt or insolvent, or admit in writing its inability to pay its just debts as they mature, or make an assignment for the benefit of the creditors; or DGH shall apply for or consent to the appointment of any receiver, trustee, custodian, sequestrator, assignee for the benefit of creditors or similar officer for it or for all or any substantial part of its property, or any such person shall be appointed without the application or consent of DGH and such appointment shall continue unstayed or undischarged for a period of sixty (60) days; or DGH shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against DGH and shall remain unstayed or undismissed for a period of sixty (60) days; or any judgment, writ, warrant or attachment of execution or similar process shall be issued or levied against a substantial part of the assets of DGH and such judgment, writ, or similar process shall not be released, stayed, vacated or fully bonded within sixty (60) days after its issue or levy.

Section 3.02 Termination by Notice. This Agreement may be terminated by either party by providing notice to the other at least ninety (90) days in advance of their desire to terminate this Agreement. The termination date as specified in such notice shall then become the Final Maturity Date, with all of the provisions of Article II which pertain to the Loans and the Note to remain applicable thereto.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Books and Records. DGH covenants and agrees that, so long as this Agreement shall remain in effect, DGH will keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs.

Section 4.02 Notices. Any communications between the parties hereto or notices provided herein to be given may be given by mailing or otherwise delivering the same to the Treasurer of DRI, c/o 120 Tredegar Street, Richmond, Virginia 23219, and to the President of DGH, c/o 120 Tredegar Street, Richmond, Virginia 23219, or to such other officers or addresses as either party may in writing hereinafter specify.

Section 4.03 Waivers: Remedies Cumulative or Other Instruments Evidencing Indebtedness. No delay or omission to exercise any right, power or remedy accruing to DRI under this Agreement shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such right, power or remedy. Any waiver, permit, consent or approval of any kind or character on the part of DRI of any breach or default under this Agreement, or any waiver on the part of DRI of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Any such waiver shall not constitute a waiver of any subsequent breach or default under this Agreement or of any provision or condition of this Agreement. All remedies, either under this Agreement, the Note, statute or rule of law or equity, or otherwise afforded to DRI, shall be cumulative and not alternative and may be exercised concurrently or alternatively.

Section 4.04 Governing Law. This Agreement, the Note and any other instrument or agreement now or hereafter required hereunder, shall be governed by, and construed under, the laws of the Commonwealth of Virginia.

Section 4.05 Restrictions. As long as this Agreement remains in effect, DGH shall not, create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind whatsoever (including without limitation, any conditional sale or other title retention agreement and any capitalized lease obligation having substantially the same economic effect as any of the foregoing), upon any of its property, assets or revenues, whether now owned or hereafter acquired, without the consent of DRI, except for liens created in the ordinary course of business and liens in existence on the date hereof, as previously disclosed in writing to DRI.

Section 4.06 Effectiveness. This Agreement shall become effective upon the execution and delivery of this Agreement by DRI and DGH.

Section 4.07 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

Section 4.08 Severability. If any provision of this Agreement or the Note or the application thereof to any party thereto shall be invalid or unenforceable to any extent, (i) the remainder of this Agreement and the Note, and (ii) the application of such invalid or unenforceable provisions to any other person thereto, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 4.09 Amendments. No amendment of any provision of this Agreement or the Note shall be effective unless it is in writing and signed by DGH and DRI.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers, as of the date first above written.

DOMINION GAS HOLDINGS, LLC

By:	/s/ James P. Carney

Title:	VP and Assistant Treasurer

DOMINION RESOURCES, INC.

By:	/s/ James P. Carney

Title:	VP and Assistant Treasurer

EXHIBIT A

INTER-COMPANY CREDIT NOTE

$2,500,000,000	Richmond, Virginia
October 17, 2013

DOMINION GAS HOLDINGS, LLC, a Virginia limited liability company (the “Company”), for value received and in consideration of the execution and delivery by DOMINION RESOURCES, INC., a Virginia corporation (“DRI”), of that certain Inter-Company Credit Agreement, dated as of October 17, 2013, (the “Agreement”), hereby promises to pay to the order of DRI, on demand, and in any event on or before one (1) year from the Effective Date of the Agreement, or such other date as shall then be the Final Maturity Date under the Agreement, the principal sum of Two Billion Five Hundred Million Dollars ($2,500,000,000), or so much thereof as may be outstanding hereunder at such time.

The Company also unconditionally promises to pay interest on the unpaid principal amount of this Note outstanding from time to time, until such principal amount is paid in full, at the rates, at the time and in the manner specified in the Agreement and in accordance with the provisions thereof. Nothing contained in this Note or in the Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by any applicable law.

This Note is issued by the Company pursuant to the Agreement, to which reference is made for certain terms and conditions applicable hereto. Defined terms used in this Note shall, unless the context otherwise requires, have the same meanings assigned to them in the Agreement.

Both the principal of this Note and interest hereon are payable in lawful money of the United States of America, which will be immediately available on the day when payment shall become due, at the offices of DRI in the City of Richmond, Virginia. Interest shall be paid on overdue principal hereof and, to the extent legally enforceable, on overdue interest, at the Base Rate as in effect from time to time plus two hundred (200) basis points.

The outstanding principal amount of this Note shall be automatically increased or decreased upon and to the same extent of any increase or decrease in the outstanding aggregate principal amount of the Loans made under the Agreement; provided, however, that at no time shall the outstanding principal amount of this Note exceed $2,500,000,000. Increases and decreases in the amounts due and payable by the Company under this Agreement and the Note shall be evidenced in accordance with the terms of the Agreement. Upon payment in full on the Final Maturity Date of the principal of and interest on this Note, this Note shall be canceled and returned to the Company and shall be of no further operation or effect. The obligation of the Company to make the payments required to be made on this Note and under the Agreement and to perform and observe the other agreements on its part contained herein and therein shall be absolute and unconditional and shall not be subject to diminution by set off, counterclaim, defense, abatement or otherwise.

All Loans made under the Agreement shall be made in the form of open account advances, repayable not more than one year from the date of the first advance. All or any portion of the outstanding principal balance hereof, together with interest accrued thereon, shall be payable on demand by DRI. Without limiting the foregoing, upon the occurrence of an event giving rise to a right on the part of DRI to terminate the Agreement under Section 3.01 thereof, the maturity of this Note may, at the discretion of DRI, be accelerated and the principal balance hereof, together with interest accrued thereon, may be declared immediately due and payable as provided in the Agreement.

Presentment for payment, demand, protest and notice of demand, notice of dishonor, notice of non-payment and all other notices are hereby waived by the Company, except to the extent expressly provided in the Agreement. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Note is issued with the intent that it shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, DOMINION GAS HOLDINGS, LLC has caused this Note to be duly executed in its name by its duly authorized officer all as of the 17th day of October, 2013.

DOMINION GAS HOLDINGS, LLC

By:

Title: